Exhibit 3.1

CERTIFICATE OF SIXTH AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment”), which was further amended on January 5, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment”), which was further amended on September 30, 2011 by a Certificate of Second Amendment (the “Second Amendment”), which was further amended on June 15, 2012 by a Certificate of Third Amendment (the “Third Amendment”), which was further amended on April 24, 2014 by a Certificate of Fourth Amendment (the “Fourth Amendment”), which was further amended on June 14, 2016 by a Certificate of Fifth Amendment (the “Fifth Amendment”) (the Restated Certificate, as amended by the First Amendment, the Name Change Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment, the “Amended Certificate”). This Certificate of Sixth Amendment (the “Sixth Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendment to the Amended Certificate, and declaring the Sixth Amendment to be advisable.

3. This Sixth Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The first sentence of the first paragraph of Article Fourth of the Amended Certificate is hereby amended to read as follows:

“FIFTH: The Corporation shall be authorized to issue four hundred five million (405,000,000) shares of capital stock, which shall be divided into four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.”

5. This Sixth Amendment shall be effective as of June 21, 2019 in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Sixth Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Sixth Amendment in the name of and on behalf of the Corporation on this 21st day of June, 2019.

AGENUS INC.

By:	/s/ Evan D. Kearns
Name:	Evan D. Kearns
Title:	Vice President, General Counsel and Secretary